Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Senior Managing Director

(310) 954-1105

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2011 FOURTH QUARTER AND FULL YEAR SALES RESULTS AND UPDATES EARNINGS GUIDANCE

EL SEGUNDO, Calif., January 11, 2012 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported sales results for the fiscal 2011 fourth quarter and full year ended January 1, 2012.

For the fiscal 2011 fourth quarter, net sales were $226.7 million, compared to net sales of $226.7 million for fourth quarter of fiscal 2010. Same store sales decreased 2.1% for the fourth quarter of fiscal 2011. The Company achieved same store sales growth in the low mid-single-digit range through the first half of the quarter. During the second half of the quarter, a lack of winter weather in most of the Company’s major markets had a negative effect on sales of winter products, particularly winter apparel, and was a large driver of negative sales trends. Excluding sales of winter-related products, same store sales for the quarter were slightly positive. The Company’s merchandise margins decreased 190 basis points from the fourth quarter of 2010, reflecting the largely anticipated impacts of product cost inflation and increased promotional activities, as well as the sales mix shift away from higher margin winter product categories.

For the fiscal 2011 full year, net sales increased to $902.1 million from $896.8 million for the fiscal 2010 full year. Same store sales decreased 1.2% for the fiscal 2011 full year.

For the fiscal 2011 fourth quarter, the Company now expects to realize earnings per diluted share in the range of $0.02 to $0.05. During the fiscal 2010 fourth quarter, the Company’s earnings per diluted share were $0.18, including a net charge of $0.07 per diluted share related to legal matters. For the fiscal 2011 full year, the Company now expects to realize earnings per diluted share in the range of $0.55 to $0.58, compared to earnings per diluted share in the prior year of $0.94, including the net charge of $0.07 per diluted share for legal matters.

“We are disappointed with our fourth quarter sales results, particularly given that same store sales were solidly positive through the first half of the quarter,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “The holiday selling period was below expectations as our results were heavily impacted by a lack of favorable winter weather in most of our markets and a highly promotional environment. Although sales trends picked up during the week before Christmas, after-Christmas sales were particularly soft, with winter-related product categories significantly underperforming expectations as winter weather conditions grew increasingly unfavorable in our markets. The adverse weather conditions throughout the second half of the quarter negatively impacted sales in all of our major merchandise categories, particularly apparel sales, which comped down mid-single digits for the quarter. Sales in our footwear and hardgoods categories decreased in the low single-digit range. Despite the weaker than anticipated sales, we effectively managed our inventory position, ending the quarter with preliminary per-store inventories up just 2.2% from the prior year, which is significantly improved from the end of the third quarter, when per-store inventories were up 11.4% over the prior year.”

The Company expects to issue earnings results for the fiscal 2011 fourth quarter and full year by the end of February.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 406 stores in 12 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, litigation risks, disruption in product flow, changes in interest rates, credit availability, and higher costs associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 2, 2011 and Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2011. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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